Exhibit 14.1

SECURED FINANCIAL NETWORK, INC.
CORPORATE CODE OF ETHICS

Dated December 31, 2008

I. Introduction

This Corporate Code of Ethics (the "Code") applies to directors, officers and employees of Secured Financial Network, Inc. (the "Company") and its subsidiaries. The Company's Chief Executive Officer (i.e., the principal executive officer), Chief Financial Officer (i.e., the principal financial officer), Principal Accounting Officer, Controller and any other person performing similar functions are referred to as "Senior Officers" in this Code. The term "Executive Officer", as used in this Code, includes those board designated individuals or other officers in charge of a principal business unit, division or function or who perform a policy making function, as proscribed by the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). While this Code provides general guidance for appropriate conduct and avoidance of conflicts of interest, it does not supersede specific policies that are set forth in other Company policy statements.

The purpose of this Code is to deter wrongdoing, provide guidance to the Company's directors, officers and employees with regard to and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	Accountability for adherence to the Code.

Each day, you are faced with making decisions that will affect the Company's business. You are obligated to comply with the Code guidelines and should avoid even the appearance of unethical or unprofessional behavior. To that end, you should seek advice from the Chief Executive Officer, Chief Financial Officer or company's legal counsel when faced with a situation that may violate or give the appearance of violating the Code, Company policies, laws, rules or regulations.

II. Honest and Ethical Conduct

The Company expects and requires ethical behavior from every director, officer and employee. You owe a duty of loyalty to the Company and you are expected to act in the best interests of the Company. Further, you must engage in and promote honest and ethical conduct, including handling actual or apparent conflicts of interest in an ethical manner. In the best interests of the Company, you must avoid even the appearance of impropriety.

1180 SW 36th Ave., Suite 204, Pompano Beach, FL 33069
Phone: 954-376-5611     Fax: 954-337-2835
www.sfnl.net      OTCBB:  Symbol  SFNL

III.     Conflicts of Interest

A conflict of interest exists when your personal interests interfere with, or give the appearance of interfering with, the interests of the Company.

Conflicts of interest may manifest themselves in many ways and may reach farther than just the person employed by the Company. In fact, many conflicts arise as a result of situations involving a relative of an employee, officer or director. While it is impossible to set forth every scenario in which a conflict of interest may arise, conflicts often arise in the areas listed below:

Ownership Interests: A conflict of interest may arise when you or a member of your immediate family holds an ownership interest in a partnership, corporation or other entity which has a current or contemplates a future business relationship with the Company or which is a competitor of the Company. A conflict of interest may also arise if you, or a member of your immediate family, individually, have a current or contemplate a future business relationship with the Company. You should advise Chief Executive Officer, Chief Financial Officer or company's legal counsel of any such ownership interests or relationships so that Chief Executive Officer, Chief Financial Officer or company's legal counsel can determine whether further approval is necessary.

Employment: Senior Officers, Executive Officers and other employees are expected to devote their energies and loyalty to the Company. In the event that you desire to accept employment from another entity while continuing to work for the Company and this entity is a competitor of the Company or a supplier or vendor to the Company, you are required to notify your supervisor and obtain prior approval. Additionally, if this employment relates to or affects your duties to the Company, you are required to notify your supervisor and obtain prior approval. Employees must obtain prior approval from Chief Executive Officer or Chief Financial Officer and the Senior Officers or Executive Officers must obtain prior approval from a majority of the disinterested directors of the Company.

Nepotism: A conflict of interest may also arise if you use your position with the Company in order for your relative to gain employment with the Company. While members of the same family working for the Company is permissible under the Code, the proposed hiring of a family member of an employee must be submitted for approval to the employee's supervisor. Additionally, the hiring of an immediate family member of an Executive Officer or director, which is not approved in advance by the Audit Committee of the Company’s Board of Directors, shall constitute a violation of this Code. The hiring of a family member of an employee, officer or director prior to the adoption of this Code, regardless of whether such hiring received prior approval, will not constitute a violation of this Code.

Business Opportunities: A conflict of interest may also arise if an employee, officer or director takes advantage of a business opportunity that should belong to the Company. An employee, officer or director may not use an opportunity that is within the Company's line of business, that relates to any business in which the Company engages, or in which the Company has an interest or expectancy, for the employee's, officer's or director's personal gain without prior approval. An Executive Officer or director who uses any business opportunity obtained as a result of that Executive Officer's or director's position with the Company must obtain prior approval of a majority of the disinterested directors of the Company. An employee who uses any business opportunity obtained as a result of that employee's position with the Company must obtain prior approval by Chief Executive Officer or Chief Financial Officer.

Gifts: Directors, officers and employees should avoid even the appearance of impropriety. While a gift or service may not be illegal, such consideration may appear to the public as an improper or unethical gesture. Directors, officers and employees are not permitted to accept bribes, bonuses, kickbacks, significant entertainment or significant gifts from third parties in exchange for a special position, price or privilege for the third party extending the benefit. Whether a gift or entertainment is significant shall be determined in light of the receiving person's compensation level, position and the circumstances surrounding the gift. Generally, a gift or entertainment could be considered significant if its value is $750 or more.

Loans or Extensions of Credit: Applicable laws do not permit the Company, directly or indirectly, including through any of its subsidiaries, to extend or maintain credit or arrange for the extension or renewal of an extension of credit to any of its directors or Executive Officers or for the benefit of a director, Executive Officer or immediate family member of a director or Executive Officer, other than extensions of credit that existed as of July 30, 2002 (provided that no material modifications or renewals are made on or after this date).

1180 SW 36th Ave., Suite 204, Pompano Beach, FL 33069
Phone: 954-376-5611     Fax: 954-337-2835
www.sfnl.net      OTCBB:  Symbol  SFNL

Conflicts of Interest in General: Conflicts of interest and business opportunities may be very complex and difficult to identify. Therefore, any questions as to whether a conflict of interest or business opportunity exists, as well as any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest, must be brought to the attention of Chief Executive Officer or Chief Financial Officer immediately, who will determine whether further approval is necessary. A potential conflict of interest, business opportunity, material transaction or relationship that has been properly approved by the appropriate officer, the Audit Committee of the Board, or the majority of disinterested directors of the Board, as appropriate, is permissible under the Code.

Related Party Transactions: The Company's Audit Committee will review all related party transactions on an ongoing basis. All related party transactions must be approved by the Audit Committee of the Board. For purposes of this section, the term "related party transactions" shall refer to related party transactions required to be disclosed pursuant to the SEC rules and regulations.

IV.      Accuracy of Reporting

A.       Generally

As a publicly traded Company, the Company has a duty to comply with federal and state laws and regulations with respect to accuracy in the information it reports to the SEC and communicate to the public. The Company's financial statements are relied upon both internally and externally by individuals making business or investment decisions. Accuracy and candor is critical to the financial health of the Company. Directors, officers and employees must help to ensure that all of the Company's periodic reports and public statements must contain full, fair, accurate, timely and understandable disclosure. Anyone who becomes aware of inaccuracies contained in the Company's reports and public statements, or material omissions from the Company's reports and public statements is required to immediately report such inconsistencies or omissions to the Company's Audit Committee.

B.       Financial Reporting Obligations of Senior Officers, Members of the Disclosure Committee and Employees of the Accounting Department

This Section B of Article IV applies to the Company's Senior Officers, members of the Disclosure Committee and employees of the Accounting Department. As a Senior Officer, a member of the Company's Disclosure Committee or an employee of the Accounting Department, you are charged with the responsibility of ensuring that the financial statements, reports and other documents filed or submitted to the SEC as well as other public communications made by the Company (collectively, "SEC Reports and Public Documents") are accurate and fairly disclose the Company's assets, liabilities and other material transactions engaged in by the Company. You are responsible for the SEC

Reports and Public Documents meeting the following requirements:

•	SEC Reports and Public Documents must, in reasonable detail, accurately and fairly reflect the transactions engaged in by the Company and acquisitions and dispositions of the Company's assets.

•	SEC Reports and Public Documents must not contain any untrue statement of material fact that would make the statements in the SEC Reports and Public Documents misleading.

·	Financial reports must be prepared in accordance with, or reconciled to, Generally Accepted Accounting Principles and applicable SEC rules, including the SEC accounting rules.

•	SEC Reports and Public Documents must contain full, fair, accurate, timely and understandable disclosure.

•	Furthermore, you are responsible for reporting any inaccuracies or mistakes in the SEC Reports and Public Documents to the Chairman of the Disclosure Committee and the Chairman of the Audit Committee.

1180 SW 36th Ave., Suite 204, Pompano Beach, FL 33069
Phone: 954-376-5611     Fax: 954-337-2835
www.sfnl.net      OTCBB:  Symbol  SFNL

V.       Political Activities and Contributions

Directors, officers and employees are expected to comply with all applicable laws governing political contributions.

The Company, from time to time, sponsors or contributes to political or community events or organizations. No director, officer or employee, however, has the right or authorization to commit the Company's name or resources to any events or organizations without authorization from the Chief Executive Officer or Chief Financial Officer.

VI.      Compliance with Laws, Rules and Regulations

The Company's continued and current success largely depends upon its reputation for engaging in its business in an ethical and legal manner. Therefore, all directors, officers and employees must comply with both the letter and spirit of federal, state and local laws, rules and regulations applicable to the Company's business. Anyone who fails to adhere to Company policy and applicable laws, rules and regulations will be subject to disciplinary action, including but not limited to, dismissal.

VII.     Insider Trading
Under federal securities laws, no director, officer or employee can trade in the Company's stock on the basis of non-public material information, nor can they "tip" material information to others who use it to trade in the Company's securities. These laws are designed to ensure that all investors are on an equal footing and are relying upon the same information in making their investment decisions.

VIII.    Communications

Communications of all kinds, oral and written, internal and external should be made in a professional and cautious manner. Such communications, whether or not intended for public disclosure, may become public through legal or regulatory investigations or the media. Therefore, you must avoid exaggeration, slanderous, libelous or defamatory statements, and inappropriate characterizations of directors, officers and other employees of the Company or of other companies. You are expected to use good judgment in both the subject and manner in which you communicate. Both during and after their association with the Company, directors, officers and other employees are to refrain from making or publishing any slanderous, libelous or defamatory statements about the Company or its directors, officers and other employees.

IX.      Antitrust and Trade Practice Violations

The Company strongly values competition and adheres to strict guidelines with regard to antitrust regulations and trade practice laws. In working to achieve its business objectives, the Company competes aggressively and creatively in the marketplace. In doing so, however, the Company must act in a fair and ethical manner and in accordance with applicable antitrust and trade practice laws and regulations. No director, officer or employee may be involved, directly or indirectly, in any contracts, agreements or activities that might be construed as an attempt to violate these antitrust laws and regulations.

Illegal business practices can include informal as well as formal agreements, and implied as well as express understandings or agreements between competitors, and can be evidenced by virtually any type of business conduct. Therefore, even in casual conversations, you must be careful not to give even the appearance of intent to violate the antitrust laws.

X.       Responsibility for Reporting

The Company has established a reporting system that requires directors, officers and other employees to report violations of any of the policies set forth in this Code. These mandatory reporting obligations apply whether or not the reporting person was personally involved in the alleged violation of the policies set forth in this Code.

Upon observing or learning of any violation of the policies set forth in this Code, directors, officers and other employees must report the same by writing a letter describing the suspected violation with as much detail as possible and sending the letter to: Chief Executive Officer or Chief Financial Officer. A copy of the letter must also be sent to company's legal counsel.

The reporting person is required to sign the letter. The letter will be treated confidentially by the Company unless disclosure is required or deemed advisable by the Company in connection with any actual or potential governmental investigation or unless advised by the Company's outside counsel that disclosure would be in the interest of the Company. Anonymous letters and anonymous e-mail will not normally be investigated, unless the correspondence concerns questionable accounting or auditing matters. All letters should contain as much specific detail as possible to allow the Company to conduct an investigation of the reported matter.

1180 SW 36th Ave., Suite 204, Pompano Beach, FL 33069
Phone: 954-376-5611     Fax: 954-337-2835
www.sfnl.net      OTCBB:  Symbol  SFNL

Once the Company receives notice of a suspected violation of this Code, the Company shall promptly begin an investigation. Such investigation shall be supervised by the Audit Committee with respect to directors, Executive Officers and Senior Officers, or its designee, for all other employees. Once a violation is found to exist, such individual shall be subject to disciplinary action as described in Section XI of the Code.

The Company will not condone any form of retribution upon any director, officer or other employee who uses the reporting system in good faith to report suspected wrongdoers, unless the individual reporting the violation is one of the violators. The Company will not tolerate any harassment or intimidation of any director, officer or other employee using the reporting system. The Company will also exercise disciplinary action against any employee, director or officer who is found to have intimidated or harassed a person who has reported a suspected violation in good faith.

XI.      Compliance; Administration

As a condition of employment and continued employment, each Senior Officer, Executive Officer or person who holds the position of vice president or above and other key employees accept the responsibility of complying with the foregoing policies and acknowledge his or her receipt of the Code by executing the Acknowledgement attached hereto. The Company will, at least annually, require each Senior Officer, Executive Officer and other key employees of the Company designated by the Audit Committee to complete and submit a certification in a form designated by the Company pertaining to compliance with the policies set forth in this Code; a copy of one such form is contained in this Code. The Company reserves the right to exclude hourly employees and certain other categories of employees from this certification requirement as determined by the Audit Committee. The Company reserves the right to request any officer or other key employee to complete and submit such certification at any time or as frequently as the Company may deem advisable.

Any director, officer or other employee who violates any of these policies is subject to disciplinary action including but not limited to suspension or termination of employment, and such other action, including legal action, as the Company believes to be appropriate under the circumstances. The Audit Committee will make the determination as to penalties applicable to directors, Executive Officers and Senior Officers for Code violations. The Chief Executive Officer or Chief Financial Officer or his designee shall make the determination as to penalties applicable to violations by all other employees.

XII.     Amendments; Waiver

The Company reserves the right to amend, waive or alter the policies set forth in the Code at any time. Any amendment to the Code or waiver or implicit waiver of any provision of the Code for directors, Executive Officers or Senior Officers requires the approval of a majority of the Company's disinterested directors. Unless the SEC rules and regulations otherwise provide, amendments and waivers of any provision of the Code applicable to directors, Executive Officers and Senior Officers must be promptly disclosed in a current report on Form 8-K including an explanation of why the waiver or implicit waiver was granted. Waivers include, among other things, the Company's failure to take action with respect to violations of Code provisions following the Company's receipt of notice of the violation.

1180 SW 36th Ave., Suite 204, Pompano Beach, FL 33069
Phone: 954-376-5611     Fax: 954-337-2835
www.sfnl.net      OTCBB:  Symbol  SFNL

Acknowledgement:

I have read the aforementioned Code of Ethics of Secured Financial Network, Inc. and agree to adhere to the policies delineated herein:

_________________________
Printed Name

_________________________
Signature

_________________________
Date:

1180 SW 36th Ave., Suite 204, Pompano Beach, FL 33069
Phone: 954-376-5611     Fax: 954-337-2835
www.sfnl.net      OTCBB:  Symbol  SFNL